UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 21, 2013
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director
On February 21, 2013, the Board of Directors (the Board) of Itron, Inc. (Itron) appointed Lynda L. Ziegler as a director, serving until the annual shareholders meeting on May 3, 2013, at which time she will stand for election by Itron's shareholders.

Ms. Ziegler, age 60, was a senior executive at Southern California Edison (SCE), one of the largest electric utilities in the U.S., and part of the Edison International group of utilities. From 2006 to 2011, Ms. Ziegler was Senior Vice President of Customer Service, and, from January 1, 2011 until her retirement in September of 2012, she served as Executive Vice President of Power Delivery Services, where she was responsible for transmission and distribution construction and maintenance, customer service, IT, and support services including procurement and real estate management.

Ms. Ziegler is expected to serve on the Compensation Committee of the Board beginning in the second quarter of 2013.

As a director, Ms. Ziegler will receive an annual retainer of $165,000, of which $65,000 is paid in cash, and the remainder is paid in shares of Itron's common stock, which vest immediately. The retainer is paid and issued in equal increments on the first day of each fiscal quarter. In addition, as a new director, Ms. Ziegler was granted restricted stock units equal to 50% of her annual cash retainer. This award will vest equally in one-third increments beginning on the first anniversary of the date of grant.

There are no related party transactions between Itron and Ms. Ziegler that require disclosure under Item 404(a) of Regulation S-K.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 22, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

	By:	/s/ Shannon M. Votava
Dated: February 22, 2013	Shannon M. Votava
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 22, 2013